Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

SUNLINK HEALTH SYSTEMS COMPLETES SALE OF MEMORIAL

HOSPITAL AND CONVALESCENT CENTER IN ADEL, GA

Atlanta, GA (July 2, 2012) — SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that it completed the sale of its Memorial Hospital of Adel and Memorial Convalescent Center to The Hospital Authority of Tift County, Georgia for approximately $8,350,000. The company expects to recognize an after tax gain of approximately $1,700,000 on the transaction in its first fiscal quarter ending September 30, 2012. Proceeds of the sale of approximately $7,500,000 were used to pay-down SunLink’s senior credit facility.

Robert M. Thornton, Jr., chairman and chief executive officer of SunLink, commented, “This sale to a strong regional healthcare system will greatly enhance Memorial’s position in its South Georgia market. The sale also allows SunLink to repay substantial high-cost debt and to concentrate on several of our key corporate and operational objectives which we believe will enhance the value inherent in our hospital portfolio by allowing us to more sharply focus on our core operating strategy of being a quality healthcare provider to exurban and rural communities in which the company’s other facilities are located. We are confident this sale should significantly benefit SunLink and its shareholders.”

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate hospitals and related businesses in the Southeast and Midwest, and a specialty pharmacy company in Louisiana. Each hospital is the only hospital in its community and is operated locally with a strategy of linking patients’ needs with dedicated physicians and healthcare professionals to deliver quality efficient medical care. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.